Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

BNY Mellon Investment Funds III:

We consent to the use of our report, dated February 26, 2021 with respect to the financial statements of BNY Mellon High Yield Fund, a series of BNY Mellon Investment Funds III (the Fund) as of December 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 26, 2021